Exhibit 99.7

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Transcription: Michel Demaré, Chairman of Syngenta - CNBC interview.

Interviewer:	Why is this ChemChina deal the right one for Syngenta?

Demaré:	We are saying today it is an excellent transaction for Syngenta because I believe that we have managed to put together the transaction that in fact satisfies all the stakeholders. It is first a great value for current shareholders; if you look at the offer, $465 in cash with a special dividend of 5 francs, which will be paid upon acceptance. At today’s exchange rate that translates in to a Swiss franc price of 480 francs. So it is a very nice premium for shareholders, a great multiple of earnings, so I believe that they would be very satisfied with that. But in addition, we have to also look at all the stakeholders; so employees or customers, and I believe that the main message here, this is not a transaction about cost synergy, it is a transaction about growth, about innovation, about long term vision and Syngenta will continue like it is today. Syngenta will remain Syngenta, but with a long term investor that will allow us to continue deploying the standalone strategy for the years to come.

Interviewer:	So you’ve got a proportion of shareholders that are saying this is an effect a Chinese nationalisation of Syngenta, you're going to have, when this deal closes, four members on the board.

Demaré:	Yes.

Interviewer:	How is this going to remain Syngenta, because this looks like there could be huge interference.

Demaré:	You could sense that, but on the other side ChemChina, first of all, has a great track record of acquisitions outside; in France, in Italy, in Norway, Australia – and it is clear that all these companies have really kept their independence, the culture, their values. We have put together here a very strong governance agreement where, as you mentioned, we are going to have four independent directors out of the ten members board. I will chair a committee of independent directors. We have a long list of items where at least two independent directors will have to agree on key decisions, like for instance leveraging the company if it would imply a credit downgrading; transferring assets within the group; changing our R&D budget or sustainability budget; moving the headquarter location. All that will require approval of at least two independent directors and I think that that really gives you a very good example of the best governance standards that we have tried to—

Interviewer:	So you basically have got veto power if you want it?

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Transcription: Michel Demaré, Chairman of Syngenta - CNBC interview.

Demaré:	You can look at it this way. On the key issue that might change the company, and that really allows us to say we remain Syngenta, based in Basel, Switzerland, and will continue like it is today. But even with a brighter future I would say.

Interviewer:	What about the anti-trust element here? Do you expect to get this past the regulators and do you anticipate divesting of any assets like the—

Demaré:	We don’t believe so, because in fact the only key asset that ChemChina owns to the agchem industry is Adama. Adama is more in the generic business, whilst Syngenta is much more based on innovation, so we are really addressing very different channels to market and so we don’t really see any complications from an anti-trust perspective.

Interviewer:	See that makes me ask about the synergies here then, because if we look at the two different businesses; an originator versus a generic, actually I don’t see that many synergies.

Demaré:	No, well there is for sure not core synergies, in that we are looking for addressing as an extra very strong statement, also for employees. It is not about cutting jobs, it’s about investing and becoming bigger, and then obviously we have now a Chinese shareholder and China, potentially, is absolutely huge. It is already a market of a certain size today, but as you know we are there looking at the challenge of feeding 1.4 billion people in the next decades and the only way to get there is to have a significant technology upgrade of economy in China and know that we will have the partners to not only go in to this Chinese market but expand it and make it two or three times bigger than it is today and I think that this is in fact…so, we’re talking growth synergy here, which believe is a much more exciting story than most of these M&A transactions that are being announced nowadays.

Interviewer:	So you're saying look, the regulators, the anti-trust regulators aren’t going to be a problem, but what about the politics here, because what we’ve seen just in recent weeks from the US is security concerns, they vetoed the Lumileds deal for Philips. They’re going to look at this surely and go ‘Hang on a second, we’ve got food security issues here’.

Demaré:	Yeah, yeah. Food security is not a security aspect, it is in fact the country. When you talk about securing food supplies, making sure that people around the planet will have enough to eat in the future.

Interviewer:	You could say that about LEDs, they vetoed that deal.

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Transcription: Michel Demaré, Chairman of Syngenta - CNBC interview.

Demaré:	Well yes, it is difficult for us to judge the LED deal because you don’t know what are the assets behind and all this. I think that in our case we have looked at it. First of all I want to say it’s not compulsory to submit an application to CFIUS but we will, because we think that it’s the right governance to do that, so we will work together with ChemChina to really make our case. We don’t really see major security concerns around this because it is around food and I would even turn around to say in this wave of combinations that we have for the moment in this industry, the fact that we now stay with a standalone strategy, just with a different owner, in fact will continue giving a choice to the farmers. They will have more than one source to go to and I think that is the best component of security that you can think of it.

Interviewer:	There is a $3 billion break fee on this deal. Do you think that the price you have achieved here precludes any other offers from the likes of Monsanto?

Demaré:	Well obviously a lot of people will refer to this Monsanto approach that we had in the summer. You try to really compare an offer that has been negotiated in all the details with an offer that was just a negative and Monsanto, as you know, went away before getting in to the details. Let’s not forget again that this offer was for more or less half in shares. The share of Monsanto dropped 25% since then and we are here looking at a cash deal with a full certainty, fully financed, and so I really believe that for all Syngenta but also for current shareholders that is the most attractive proposal that they could consider and it is why the board was unanimously, and I would say enthusiastically recommending this offer.

Interviewer:	So I will take that as a no. You don’t expect them to come back?

Demaré:	You would have to ask them but I believe that we have a pretty good deal here for shareholders to consider.

Interviewer:	I want to get a line very quickly on earnings as well, because sales do look weaker. We know that there are all sorts of challenges, particularly the commodity prices at the moment. When does the market pick up?

Demaré:	First, I am happy that you asked the question, because you know some people might say “Oh, Syngenta is selling out of weakness”, actually our results I believe prove exactly the contrary. The industry is obviously in a very challenging condition. Commodity prices are down. We are even affected a little bit more because of penetration to emerging markets, of which you know the economies are not very solid at this stage, it’s even bigger than our competitors, and still, despite that, we manage for instance to improve our EBITDA margin by 140

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Transcription: Michel Demaré, Chairman of Syngenta - CNBC interview.

basis points, so I think Syngenta is showing actually a lot of resilience and showing in good shape and we feel that as long as the market recovers, the emerging markets stabilise and we get this new opportunity coming, the long term future is bright and this is an industry where the long term drivers are still intact. People will need to feed, to be fed. The population keeps increasing, especially in emerging markets where we are so strongly positioned, so I believe that the future is very bright for the company.

Interviewer:	And just a broad question now about the market and the consolidation that we’ve seen with the Dow DuPont deal; there’s a timing advantage here, isn’t there, because the sooner you consolidate actually the more difficult it is then to create further deals because the regulators are going to see market share actually contracting. Timing is everything here.

Demaré:	Yes, I fully agree. And first of all because also this deal is much simpler from a regulatory perspective, so I believe that the approvals will go much faster than the very complex deal like two big companies like Dow and DuPont. After that there is not so many other combinations left and so I believe indeed that we will have also the advantage now of continuing a standalone strategy, just with a different owner while, as you know, mergers are also quite disturbing and you get companies pretty much focusing inside instead of outside, so for the next couple of years to come we have a lot of ground here to continue to gain market share and launch our innovative products for all the benefits of the growers worldwide.

Interviewer:	So very quickly, in one sentence, this is not a Chinese nationalisation of Syngenta?

Demaré:	This is absolutely not a Chinese nationalisation and again ChemChina has a fantastic track record of having not only bought companies outside of China, but kept investing in them and developing them and keeping the culture and values in place and I am absolutely convinced that the same will happen here.

Interviewer:	Thank you so much. The Chairman of Syngenta speaking to us there.

(end)

ADDITIONAL INFORMATION AND WHERE TO FIND IT

THE TENDER OFFER FOR THE OUTSTANDING SHARES, AMERICAN DEPOSITARY SHARES AND OTHER OUTSTANDING EQUITY INSTRUMENTS IN THE COMPANY HAS NOT BEEN COMMENCED. THIS ANNOUNCEMENT IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO

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Transcription: Michel Demaré, Chairman of Syngenta - CNBC interview.

PURCHASE OR A SOLICITATION OF AN OFFER TO SELL COMPANY SECURITIES. THE SOLICITATION AND OFFER TO BUY COMPANY SECURITIES WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS. AT THE TIME THE OFFER IS COMMENCED, CHEMCHINA WILL FILE A TENDER OFFER STATEMENT ON SCHEDULE TO WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (“SEC”) AND THEREAFTER, THE COMPANY WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WITH RESPECT TO THE OFFER. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE SINCE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. THE OFFER TO PURCHASE, SOLICITATION/RECOMMENDATION STATEMENT AND RELATED MATERIALS WILL BE FILED BY CHEMCHINA AND THE COMPANY WITH THE SEC, AND INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED BY CHEMCHINA AND THE COMPANY WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. INVESTORS AND SECURITY HOLDERS MAY ALSO OBTAIN FREE COPIES OF THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC BY THE COMPANY AT WWW.SYNGENTA.COM.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

SOME OF THE STATEMENTS CONTAINED IN THIS ANNOUNCEMENT ARE FORWARD-LOOKING STATEMENTS, INCLUDING STATEMENTS REGARDING THE EXPECTED CONSUMMATION OF THE ACQUISITION, WHICH INVOLVES A NUMBER OF RISKS AND UNCERTAINTIES, INCLUDING THE SATISFACTION OF CLOSING CONDITIONS FOR THE ACQUISITION, SUCH AS REGULATORY APPROVAL FOR THE TRANSACTION AND THE TENDER OF AT LEAST 67% OF THE OUTSTANDING SHARES OF THE COMPANY, THE POSSIBILITY THAT THE TRANSACTION WILL NOT BE COMPLETED AND OTHER RISKS AND UNCERTAINTIES DISCUSSED IN THE COMPANY’S PUBLIC FILINGS WITH THE SEC, INCLUDING THE “RISK FACTORS” SECTION OF THE COMPANY’S FORM 20-F FILED ON FEBRUARY 12, 2015, AS WELL AS THE TENDER OFFER DOCUMENTS TO BE FILED BY CHEMCHINA AND THE SOLICITATION/RECOMMENDATION STATEMENT TO BE FILED BY THE COMPANY. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS, ASSUMPTIONS, ESTIMATES AND PROJECTIONS, AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE STATEMENTS. THESE STATEMENTS ARE GENERALLY IDENTIFIED BY WORDS OR PHRASES SUCH AS “BELIEVE”, “ANTICIPATE”, “EXPECT”, “INTEND”, “PLAN”, “WILL”, “MAY”, “SHOULD”, “ESTIMATE”, “PREDICT”, “POTENTIAL”, “CONTINUE” OR THE NEGATIVE OF SUCH TERMS OR OTHER SIMILAR EXPRESSIONS. IF UNDERLYING ASSUMPTIONS PROVE INACCURATE OR UNKNOWN RISKS OR UNCERTAINTIES MATERIALIZE, ACTUAL RESULTS AND THE TIMING OF EVENTS MAY DIFFER MATERIALLY FROM THE RESULTS AND/OR TIMING DISCUSSED IN THE FORWARD-LOOKING STATEMENTS, AND YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE STATEMENTS. CHEMCHINA AND THE COMPANY DISCLAIM ANY INTENT OR OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS AS A RESULT OF DEVELOPMENTS OCCURRING AFTER THE PERIOD COVERED BY THIS REPORT OR OTHERWISE.